FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
January 27, 2006                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


                   FX Energy Begins Drilling Drozdowice-1 Well

Salt Lake City, January 27, 2006 - FX Energy, Inc. (Nasdaq: FXEN) announced that the Drozdowice-1 well in the Company's Fences III project area in western Poland began drilling today. The Drozdowice-1 is the first well to be drilled by FX Energy in the Fences III area and will test a possible Zechstein limestone and Rotliegend sandstone reservoir at a target depth of approximately 1,400 meters.

"The Drozdowice well will give us our first look at the subsurface in Fences III where the geology is somewhat different from the Fences I and II project areas. This well has two potential reservoir targets and is relatively shallow. Because of the shallow depth, we anticipate significantly lower drilling costs which makes the economics on a successful well quite attractive. In addition, we are in control of operations, there is nearby infrastructure and we hold a 100% interest," said David Pierce, president of FX Energy.

About FX Energy

FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.